Exhibit 99
                                                 August 28, 1996

          Owens & Minor Announces Organizational Changes

           Richmond, Va....Owens & Minor, Inc. (NYSE-OMI) announced today a major realignment of its management team. Ann Greer Rector, currently Vice President and Controller, has been promoted to Senior Vice President and Chief Financial Officer and will assume those duties on September 9, 1996. Glenn J. Dozier has resigned as Chief Financial Officer of the company effective September 6, 1996 to pursue other interests.

          Ms. Rector joined the company in August of 1995. She began her career with KPMG, Peat Marwick where she spent four years in public accounting. She then had 12 years of increasing responsibility in accounting and finance with USAir Group, Inc., where she held the position of Vice President, Controller before joining O&M. Ms. Rector has a broad range of experience managing a variety of financial projects and significant experience with public offerings to compliment her general management skills. The Quality & Communications team led by Hugh F. Gouldthorpe, Jr., Vice President, Quality & Communications will now report to Ms. Rector. This organizational move will enable the company to further enhance its investor communication efforts and to better align its quality and financial goals. Richard F. Bozard, Vice President, Treasurer will continue his outstanding efforts and leadership in the finance area.

          Craig R. Smith continues as Executive Vice President, Chief Operating Officer. As part of a departmental restructuring in Mr. Smith's area of responsibility, F. Thomas Smiley, Vice President, Operations & Cost Management, will leave the company effective September 27, 1996. Mr. Smiley's cost management duties will be merged under Ms. Rector and his operations duties will be shifted to James L. Grigg, who recently joined the company as Senior Vice President, Product. Mr. Grigg will assume the broader title of Senior Vice President, Supply Chain Management. Charles C. Colpo, currently Vice President, Inventory Management, will take on the new role of Vice President, Supply Chain Process. He will be devoted to the reengineering of key functions within the company. The rest of the field management stays in place. Bruce J. MacAllister continues as Group Vice President, Western & Southern Regions, and Jose G. Valderas and James W. Worley continue as Regional Vice Presidents.

          Henry A. Berling, Executive Vice President, Partnership Development, will retain his title and will also become the company's Chief Sales Officer. Reporting to Mr. Berling will be Thomas J. Sherry who is being promoted to Senior Vice President, Customer Care. Mr. Sherry was formerly Vice President, Sales & Marketing. Customer Care includes national accounts, support to integrated health care systems, sales training and sales support for the company's field sales team, customer service support, and new business development. This is another important breakout of a critical function as it allows the company to focus on sales development in its core competency which is acute care hospitals. This sales focus will also allow the company to explore other sales opportunities with different customers within the health care industry. Reporting to Mr. Sherry will be Hue Thomas, III, Vice President, Corporate Relations.

          The Law Team will remain intact under the capable leadership of Drew St. J. Carneal, Senior Vice President, General Counsel and Secretary for the company.

          There are two significant new positions being created.
          They are: Senior Vice President, Chief
          Information Officer, and Senior Vice President, Managing Director of Human Resources. These two critical areas of responsibility will now have senior management accountability and will report to G. Gilmer Minor, III, Chairman, President and Chief Executive Officer to emphasize their value to the organization. Wayne B. Luck, Vice President, Information Systems, and Michael L. Roane, Vice President, Human Resources, will continue in their present roles.

          Robert E. Anderson, III, Executive Vice President,
           Planning & Business Development will
          retire effective December 31, 1996 after 28 years of distinguished service to the company. He will remain as a consultant to the board of directors and to the president on certain key projects for a specified period of time.

          Attached for your information is an updated organization chart which will be effective September 9, 1996.

          According to G. Gilmer Minor, III, Chairman, President and CEO:
          "I feel that these changes will make our company much stronger and more responsive to our customers, suppliers and teammates. We have elevated the two newly created positions so that they will have a voice at the most senior level of the company. We have strengthened our operating area under Craig Smith by focusing on supply chain management and strengthening our support team. Cost management of our internal process will be a continuing, ongoing priority, and we expect to expand that expertise to help our customers manage cost more effectively in their respective environments. We must always stay the low cost provider. We have broken out the sales function under Henry Berling knowing that it deserves its own focus because sales emphasis today and tomorrow is changing just as health care is changing. We are opening our door, carefully, to new sales opportunities. In the financial and control area, Ann Rector will bring a fresh, hard-hitting and disciplined approach to her new position as CFO. She has made a very positive impact on the company in the year she has been with us. The solid support of Dick Bozard as Treasurer helps make this a dynamic team.

          "I am very excited about this new line up. We are blending some of the old with the new. We are changing the management and resource commitments in several key areas. In my opinion, this is a very strong team to carry us forward."

          Owens & Minor, Inc. a Fortune 500 company, is the nation's second largest wholesale distributor of medical/surgical supplies. The company's distribution centers serve hospitals, primary care facilities, integrated health care systems, health care networks and group purchasing organizations throughout the United States. In addition to offering a diverse product selection, Owens & Minor helps customers control health care costs and improve inventory management through innovative services in asset management, logistics and technology.

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                   Contacts:
          Ann Greer Rector                Hugh F. Gouldthorpe, Jr.
          Senior Vice President and    Vice President,
          Chief Financial Officer        Quality and Communications
          Owens & Minor                   Owens & Minor
          (804)527-5651                    (804)965-2922